UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  December 13, 2011

InsPro Technologies Corporation
(Exact name of registrant as specified in charter)

Delaware	333-123081	98-0438502
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

150 N. Radnor-Chester Road
Suite B-101
Radnor, Pennsylvania 19087
(Address of principal executive offices)

(484) 654-2200
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Appointment of New Director

On December 13, 2011, in accordance with the Bylaws of Inspro Technologies Corporation (the “Company”), the board of directors of the Company (the “Board”) voted to increase the size of the Board from nine to ten members and appointed Michael Azeez to serve as a director to fill the vacancy created by such increase, effective as of December 13, 2011.

Mr. Azeez sits on the boards of several private companies and non profit organizations and he has significant executive and business development experience.

Mr. Azeez is a managing member of Azeez Investors, LLC, which is a shareholder of the Company and participated in the Company’s 2010 private placement (the “2010 Private Placement”), pursuant to which Azeez Investors, LLC purchased 200,000 units at a price per unit of $3.00, with each unit consisting of one share of the Company’s Series B Convertible Preferred Stock, and a warrant to purchase ten shares of the Company’s common stock at an initial exercise price of $0.15 per share, subject to adjustment.  The terms of the 2010 Private Placement are more fully described in the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on October 1, 2010.

Amendments to the Non Employee Director Compensation Plan

On December 13, 2011, prior to Mr. Azeez’s appointment to the Board, the Board voted to amend and restate the Company’s non employee director compensation plan (the “Amended and Restated Director Compensation Plan”) to remove all equity compensation and annual cash retainer components from the Amended and Restated Director Compensation Plan and to increase the per Board meeting cash fee from $1,000 to $1,500 per meeting to each attending director, effective January 1, 2012.  The Amended and Restated Director Compensation Plan is filed as an exhibit to this Current Report on Form 8-K.

Item 9.01.                      Financial Statements and Exhibits.

(c)           Exhibits.

Exhibit Number	Description of Exhibit

99.1	Amended and Restated Non Employee Director Compensation Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INSPRO TECHNOLOGIES CORPORATION

Date:	December 16, 2011	By:	/s/ Anthony R. Verdi
		Name:	Anthony R. Verdi
		Title:	Acting Principal Executive Officer, Chief Financial Officer and Chief Operating Officer

Exhibit Index

Exhibit Number	Description of Exhibit

99.1	Amended and Restated Non Employee Director Compensation Plan